Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Fred Zinn, President and CEO Phone: (914) 428-9098 Fax: (914) 428-4581 E Mail: Drew@drewindustries.com

DREW INDUSTRIES REPORTS FOURTH QUARTER
AND FULL-YEAR 2009 RESULTS

White Plains, New York – February 16, 2010 – Drew Industries Incorporated (NYSE: DW), a leading supplier of components for recreational vehicles (RV) and manufactured homes, today reported net income for the fourth quarter ended December 31, 2009 of $2.9 million, or $0.13 per diluted share. Net income for the 2009 fourth quarter was reduced by $0.07 per diluted share as a result of charges related to plant closings and start-ups, and employee relocation.

In the 2008 fourth quarter, the Company reported a net loss of $9.2 million, or ($0.43) per diluted share, including charges for goodwill impairment and executive retirement aggregating $4.9 million after taxes, or ($0.23) per diluted share, and charges for plant closings and severance aggregating $0.8 million after taxes.

Net sales in the 2009 fourth quarter were $105 million, up 37 percent from the $77 million in the fourth quarter of 2008. This sales increase was largely the result of an 88 percent increase in industry-wide wholesale shipments of travel trailers and fifth-wheel RVs, partially offset by a 27 percent decline in industry-wide production of manufactured homes.

“During 2008 and the first eight months of 2009, RV dealers and their lenders focused on reducing inventories, resulting in a decline of an estimated 70,000 units,” said Fred Zinn, Drew’s President and CEO. “In 2009 alone, dealer inventories of travel trailers and fifth-wheel RVs declined by an estimated 30,000 units, implying that retail demand significantly exceeded industry-wide wholesale shipments. Over the past few months, it appears that dealer inventories have stopped declining, and as a result, production levels have increased. Evidence of improved industry conditions and Drew’s market share growth has certainly been seen in January 2010, as our net sales increased to $44 million, well more than double our January 2009 net sales.”

Because of the seasonality of the RV and manufactured housing industries, the Company’s results in the first and fourth quarters are typically the weakest, while the second and third quarters are traditionally stronger.

“We are extremely pleased to end 2009 on such a positive note, particularly after the very bleak landscape we faced in the RV industry just a year ago, when most of our customers were shut down for extensive periods of time, and industry-wide production of RVs was running at the lowest level in decades” said Jason Lippert, President and CEO of Drew’s subsidiaries, Lippert Components and Kinro. “While the RV industry has a long way to go to get back to where it was a few years ago, industry-wide production levels for travel trailers and fifth-wheel RVs have been well above year-earlier levels for five consecutive months. Our customers are running their factories five days a week, even in the seasonally slow winter months. Of course, increased retail demand for RVs is the key to a sustained recovery.  In this regard, reports from January and February 2010 RV tradeshows have been encouraging; however, we are eager to see how the RV consumer responds in the upcoming spring selling season.”

“While industry-wide production of RVs has increased, production in the manufactured housing industry has continued to decline. In addition, we are likely to see further year-over-year declines in industry-wide production of manufactured housing over the next several months, partially due to the scarcity of retail financing, and continued reductions in inventory on dealer lots,” said Zinn. “While we tend to focus on our accomplishments in the RV industry, we are extremely pleased that, despite the severe conditions in the manufactured housing industry, Drew continued to be profitable in this segment by carefully controlling costs.”

Costs of the Company’s primary raw materials increased in the fourth quarter of 2009, which had a modest impact on fourth quarter results. “Steel and aluminum prices increased 10 to 30 percent in the second half of 2009, depending on the type,” said Scott Mereness, Executive Vice President and COO of Lippert Components and Kinro. “Over the past few months, steel and aluminum prices have leveled off, and some analysts are projecting that there will be no significant changes at least in the near term. We anticipate that these increases in the cost of steel and aluminum will have a modest impact on our future profit margins as compared to the 2009 fourth quarter.”

“Our management team was well-prepared heading into 2009, having already streamlined our cost structure and reduced production capacity well before the recession,” added Zinn. “As a result, we had strong cash flow and, excluding the goodwill impairment, we were profitable for the year. We were able to use our strong balance sheet to expand our product lines and increase our market share in several product categories. Drew is well-positioned to grow in the coming quarters with any increased RV industry demand.”

Full-Year Commentary
For the year, Drew reported a net loss of $24.1 million, or ($1.10) per diluted share, due to the first quarter goodwill impairment charge of $29.4 million, net of taxes, or ($1.34) per diluted share. Excluding the goodwill impairment charge, net income for 2009 was $5.2 million, or $0.24 per diluted share. During the year, the Company also incurred expenses totaling $5.5 million, net of taxes, or ($0.25) per diluted share, resulting from plant closings and start-ups, staff reductions and relocations, increased bad debts and obsolete inventory and tooling, largely due to the unprecedented conditions in the RV and manufactured housing industries.

For 2008, Drew reported net income of $11.7 million, or $0.53 per diluted share, including $4.9 million of after-tax charges for impairment of goodwill and executive retirement. Excluding these charges, net income for the year was $16.6 million, or $0.76 per diluted share.

Net sales for the year ended December 31, 2009 were $398 million, a 22 percent decline from the $511 million in 2008. This compares to a 25 percent decline in industry-wide wholesale shipments of travel trailers and fifth-wheel RVs, and a 39 percent decline in industry-wide production of manufactured homes.

“Even before the sharp deterioration in the economy, we had made significant strides, including consolidating numerous manufacturing facilities and substantially reducing fixed costs,” said Zinn. “Throughout 2009, we continued to focus on both controlling costs and increasing our content per RV and manufactured home. We reduced fixed costs by $9 million in 2009 compared to 2008, and these cost reduction initiatives will generate further savings of about $3 million in 2010. We are also particularly pleased that our content per travel trailer and fifth-wheel RV increased nearly 9 percent in 2009.”

“Our efforts to identify and introduce new products were evident at the annual RV show held in Louisville in December, where we displayed numerous new and improved RV products that focused on consumer safety and convenience, including our Quick-BiteTM coupler, an improved suspension system, entry doors with alarm systems and keyless entry, a “new-look” line of windows, and an innovative new wall slide-out mechanism,” said Jason Lippert. “In our manufactured housing segment, we recently introduced a new line of entry doors, and increased our efforts to expand our share of the market for replacement windows, doors and bath products.”

Recreational Vehicle Products Segment
Drew supplies the following components for RVs:
•Towable RV steel chassis	•Aluminum windows and screens
•Towable RV axles and suspension solutions	•Chassis components
•Slide-out mechanisms and solutions	•Furniture and mattresses
•Thermoformed products	•Entry and baggage doors
•Toy hauler ramp doors	•Entry steps
•Manual, electric and hydraulic stabilizer and lifting systems	•Other towable accessories

Drew’s RV Segment also manufactures specialty trailers for hauling boats, personal watercraft, snowmobiles and equipment.

In 2009, nearly 93 percent of the Company’s RV Segment net sales were components for travel trailer and fifth-wheel RVs, with the balance primarily comprised of components for motorhomes, and specialty trailers. The RV Segment represented 78 percent of the Company’s consolidated net sales in the fourth quarter of 2009, up from 62 percent in the 2008 fourth quarter.

Drew’s RV Segment reported operating profit of $7.2 million, on net sales of $82 million in the 2009 fourth quarter, compared to an operating loss of $3.1 million on net sales of $47 million in the comparable period in 2008. Segment operating profit in the 2009 fourth quarter was reduced by $1.3 million due to expenses related to facility closings and start-ups, and employee relocations. “The increase in RV Segment operating profit compared to last year was greater than we would typically expect on the $35 million increase in net sales, primarily because of fixed cost reductions and lower warranty costs,” said Joe Giordano, Drew’s Chief Financial Officer and Treasurer. “In addition, operating results for the 2008 fourth quarter were adversely impacted by unusually high raw material costs and the sharp decline in sales, which adversely impacted production efficiencies.”

“RV Segment net sales in the fourth quarter of 2009 increased 74 percent over the depressed levels in the 2008 fourth quarter,” continued Giordano. “This percentage increase was less than the 88 percent increase in industry-wide wholesale shipments, in part because of the greater-than-usual lag between the time we shipped our products to the RV manufacturers in the 2008 fourth quarter and the time they sold the RVs to dealers, and in part because our marine trailer operation on the West Coast continues to be severely impacted by industry declines.”

For the full 2009 year, Drew’s RV Segment reported net sales of $308 million, a decrease of 16 percent from 2008, compared to a 25 percent decline in industry-wide wholesale shipments of travel trailers and fifth-wheel RVs. Excluding the impact of the acquisition in 2008, net sales by Drew’s RV Segment declined 20 percent. “Acquisitions, new product introductions and market share growth have enabled us to increase our product content for travel trailers and fifth-wheel RVs by 9 percent, to $2,066 per unit in 2009, compared to $1,902 per unit in 2008,” added Jason Lippert.

RV Segment operating profit was $20.0 million for the full year 2009, after giving effect to $5.3 million of expenses related to plant closings and start-ups, staff reductions and relocations, increased bad debts and obsolete inventory and tooling. These expenses were incurred largely due to the unprecedented conditions in the RV industry.

“The improvements experienced in the RV industry and our RV business over the past few months were a very welcome relief after the difficult conditions in the first half of 2009 and much of 2008,” noted Zinn. “Given our sales growth in January 2010 and efficient operations, we anticipate solid first quarter results in this segment.”

Manufactured Housing Products Segment
Drew supplies the following components for manufactured homes:
•Vinyl and aluminum windows and screens	•Steel chassis
•Thermoformed bath and shower units	•Steel chassis parts
•Entry doors

Drew reported fourth quarter 2009 net sales of $23 million for its Manufactured Housing Segment, or 22 percent of consolidated net sales. This represented a 23 percent decline from the $29 million in net sales reported in the comparable period in 2008. Industry-wide production of manufactured homes declined 27 percent for the quarter.

Fourth quarter 2009 operating profit of Drew’s Manufactured Housing Segment improved to $1.7 million, from break-even in the comparable period in 2008, with the improvement resulting largely from cost reductions and improved operating efficiencies. In addition, operating results for the 2008 fourth quarter were adversely impacted by unusually high raw material costs.

For the full year 2009, the Manufactured Housing Segment reported net sales of $90 million, down 37 percent from 2008, compared to a 39 percent decline in industry-wide production of manufactured homes. The Company’s product content per manufactured home declined slightly, to $1,472 in 2009, from $1,489 in 2008. However, the Company recently introduced a new line of entry doors for manufactured homes, and has increased its efforts to gain a greater share of the market for replacement windows and doors for the millions of existing manufactured homes.

Despite difficult industry conditions, the Company’s Manufactured Housing Segment reported operating profit of $4.3 million for the full year 2009, after giving effect to $0.9 million of expenses related to plant closings and start-ups, staff reductions and relocations, and obsolete inventory.

“While there has yet to be any sign of improvement in the hard-hit manufactured housing industry, we believe our expanded product line will continue to allow us to out-perform the industry, said Zinn. “I also continue to believe that, if the economy recovers later this year and into 2011, the manufactured housing industry is likely to benefit from increased consumer demand for more affordable housing.”

Balance Sheet and Other Items
“We continued to generate significant cash flow in the 2009 fourth quarter, with cash and short-term investments increasing to $65 million, from $47 million at the end of the third quarter” said Giordano. “Over the next few months we expect to use $10 million to $15 million of cash to fund working capital growth as we head into the spring selling season. With no debt, and significant cash balances, we remain well-positioned to continue to take advantage of growth opportunities.”

Accounts receivable remain current, with only 14 days sales outstanding at the end of the year. Inventory balances at December 31, 2009 were $36 million less than at the prior year-end, and finished goods on hand represented less than a two week supply, despite a significant increase in demand for the Company’s RV products.

In connection with the non-cash goodwill impairment charge in the 2009 first quarter, the Company recorded deferred tax assets of nearly $16 million. These deferred tax assets will result in future cash tax savings, because the Company will continue to deduct the amortization of goodwill for tax purposes.

Capital expenditures were $1.2 million in the 2009 fourth quarter and $3.1 million for the full year. Depreciation and amortization aggregated $4.1 million in the 2009 fourth quarter and $18.5 million for the full year. Preliminary estimates for 2010 are that capital expenditures will be $5 million to $7 million, and that depreciation and amortization will be approximately $16 million.

Non-cash stock-based compensation was $0.7 million in the fourth quarter of 2009, and $3.7 million for the full year. Preliminary estimates are that stock-based compensation will be $4 million to $5 million in 2010.

Conference Call & Webcast
Drew will provide an online, real-time webcast and rebroadcast of its fourth quarter and year end 2009 earnings conference call on the Company’s website, www.drewindustries.com on Tuesday, February 16, 2010 at 11:00 a.m. Eastern time. Individual investors can also listen to the call at www.companyboardroom.com.

Institutional investors can access the call via the password-protected event management site, StreetEvents (www.streetevents.com). A replay of the conference call will be available by telephone by dialing (888) 286-8010 and referencing access code 34878573. A replay will also be available on Drew’s website.

About Drew
Drew, through its wholly-owned subsidiaries, Kinro and Lippert Components, supplies a broad array of components for RVs and manufactured homes, including windows, doors, chassis, chassis parts, bath and shower units, axles, and upholstered furniture. In addition, Drew manufactures slide-out mechanisms for RVs, and trailers primarily for hauling boats. Currently, from 24 factories located throughout the United States, Drew serves most major national manufacturers of RVs and manufactured homes in an efficient and cost-effective manner. Additional information about Drew and its products can be found at www.drewindustries.com.

Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, plans and objectives of management, markets for the Company’s Common Stock and other matters. Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933.

Forward-looking statements, including, without limitation, those relating to our future business prospects, revenues, expenses and income (loss), whenever they occur in this press release are necessarily estimates reflecting the best judgment of our senior management at the time such statements were made, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by forward-looking statements. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. You should consider forward-looking statements, therefore, in light of various important factors, including those set forth in this press release, and in our subsequent filings with the Securities and Exchange Commission.

There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this press release, pricing pressures due to domestic and foreign competition, costs and availability of raw materials (particularly steel and related components, vinyl, aluminum, glass and ABS resin), availability of credit for financing the retail and wholesale purchase of manufactured homes and recreational vehicles, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed manufactured homes and RVs, the disposition into the market by the Federal Emergency Management Agency (“FEMA”), by sale or otherwise, of RVs or manufactured homes purchased by FEMA, changes in zoning regulations for manufactured homes, sales declines in the RV or manufactured housing industries, the financial condition of our customers, the financial condition of retail dealers of RVs and manufactured homes, retention of significant customers, interest rates, oil and gasoline prices, and the outcome of litigation. In addition, national and regional economic conditions and consumer confidence affect the retail sale of RVs and manufactured homes.

###

DREW INDUSTRIES INCORPORATED
OPERATING RESULTS
(unaudited)

	Year Ended December 31,		Three Months Ended December 31,
(In thousands, except per share amounts)	2009	2008	2009	2008

Net sales	$397,839	$510,506	$104,591	$76,561
Cost of sales	319,129	403,000	80,234	67,420
Gross profit	78,710	107,506	24,357	9,141
Selling, general and administrative expenses	69,489	80,129	19,158	16,103
Goodwill impairment	45,040	5,487	-	5,487
Executive retirement	-	2,667	-	2,667
Other (income) loss	(238)	(675)	22	-
Operating (loss) profit	(35,581)	19,898	5,177	(15,116)
Interest expense, net	789	877	175	275
(Loss) income before income taxes	(36,370)	19,021	5,002	(15,391)
(Benefit) provision for income taxes	(12,317)	7,343	2,098	(6,181)
Net (loss) income	$(24,053)	$11,678	$2,904	$(9,210)

Net (loss) income per common share:
Basic	$(1.10)	$0.54	$0.13	$(0.43)
Diluted	$(1.10)	$0.53	$0.13	$(0.43)

Weighted average common shares outstanding:
Basic	21,807	21,808	22,058	21,597
Diluted	21,807	21,917	22,204	21,597

Depreciation and amortization	$18,468	$17,078	$4,131	$4,544
Capital expenditures	$3,107	$4,199	$1,192	$925

SEGMENT RESULTS
(unaudited)

	Year Ended December 31,		Three Months Ended December 31,
(In thousands)	2009	2008	2009	2008

Net sales:
RV Segment	$307,630	$368,092	$82,009	$47,151
MH Segment	90,209	142,414	22,582	29,410
Total	$397,839	$510,506	$104,591	$76,561

Operating (loss) profit:
RV Segment	$20,029	$28,725	$7,215	$(3,123)
MH Segment	4,277	11,016	1,718	27
Total segment operating profit (loss)	24,306	39,741	8,933	(3,096)
Amortization of intangibles	(5,561)	(5,055)	(1,376)	(1,385)
Corporate	(6,411)	(7,217)	(1,592)	(1,503)
Goodwill impairment	(45,040)	(5,487)	-	(5,487)
Other items	(2,875)	(2,084)	(788)	(3,645)
Operating (loss) profit	$(35,581)	$19,898	$5,177	$(15,116)

DREW INDUSTRIES INCORPORATED
BALANCE SHEET INFORMATION
(unaudited)

	December 31,
(In thousands, except ratios)	2009	2008

Current assets
Cash and cash equivalents	$52,365	$8,692
Short-term investments	12,995	-
Accounts receivable, trade, less allowance	12,541	7,913
Inventories	57,757	93,934
Prepaid expenses and other current assets	13,793	16,556
Total current assets	149,451	127,095
Fixed assets, net	80,276	88,731
Goodwill	-	44,113
Other intangible assets	39,171	42,787
Deferred taxes	16,532	306
Other assets	2,635	8,326
Total assets	$288,065	$311,358

Current liabilities:
Notes payable, including current maturities of long-term indebtedness	$-	$5,833
Accounts payable, accrued expenses and other current liabilities	35,707	36,884
Total current liabilities	35,707	42,717
Long-term indebtedness	-	2,850
Other long-term obligations	8,243	6,913
Total liabilities	43,950	52,480
Total stockholders’ equity	244,115	258,878
Total liabilities and stockholders’ equity	$288,065	$311,358

Current ratio	4.2	3.0
Total indebtedness to stockholders’ equity	-	-

DREW INDUSTRIES INCORPORATED
SUMMARY OF CASH FLOWS
(unaudited)

	Year Ended December 31,
(In thousands)	2009	2008

Cash flows from operating activities:
Net (loss) income	$(24,053)	$11,678
Adjustments to reconcile net (loss) income to cash flows provided by operating activities:
Depreciation and amortization	18,468	17,078
Deferred taxes	(16,685)	(2,145)
Loss (gain) on disposal of fixed assets and other non-cash items	2,836	(2,393)
Stock-based compensation expense	3,744	3,636
Goodwill impairment	45,040	5,487
Changes in assets and liabilities, net of business acquisitions:
Accounts receivable, net	(4,628)	9,497
Inventories	37,505	(12,695)
Prepaid expenses and other assets	3,226	(1,980)
Accounts payable, accrued expenses and other liabilities	(2,197)	(23,506)
Net cash flows provided by operating activities	63,256	4,657

Cash flows from investing activities:
Capital expenditures	(3,107)	(4,199)
Acquisition of businesses	(1,679)	(28,764)
Proceeds from sales of fixed assets	1,367	10,541
Purchase of short-term investments	(14,992)	-
Proceeds from sales of short-term investments	2,000	-
Other investing activities	(34)	(3,070)
Net cash flows used for investing activities	(16,445)	(25,492)

Cash flows from financing activities:
Proceeds from line of credit and other borrowings	5,775	14,600
Repayments under line of credit and other borrowings	(14,458)	(33,179)
Exercise of stock options	5,562	402
Purchase of treasury stock	-	(8,333)
Other financing activities	(17)	(176)
Net cash flows used for financing activities	(3,138)	(26,686)

Net increase (decrease) in cash	43,673	(47,521)
Cash and cash equivalents at beginning of year	8,692	56,213
Cash and cash equivalents at end of year	$52,365	$8,692

DREW INDUSTRIES INCORPORATED
RECONCILIATION OF GAAP TO NON-GAAP INFORMATION
(unaudited)

During 2009 and 2008, the Company recorded “extra” expenses resulting primarily from plant closings and start-ups, staff reductions and relocations, increased bad debts and obsolete inventory and tooling. These expenses were largely due to the unprecedented conditions in the RV and manufactured housing industries. In addition, the Company recorded charges for goodwill impairment during the fourth quarter of 2008 and the first quarter of 2009, and charges for executive retirement in the fourth quarter of 2008.

The following tables reconcile cost of sales, selling, general and administrative expenses, goodwill impairment, executive retirement, operating (loss) profit, net (loss) income and net (loss) income per diluted share for the twelve and three month periods ended December 31, 2009 and 2008 to these same items before the “extra” expenses and charges for goodwill impairment and executive retirement. The table is being provided for comparability between the twelve and three month periods ended December 31, 2009 and 2008.

(In thousands)	Year Ended December 31, 2009			Year Ended December 31, 2008
	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP
Cost of sales	$319,129	$4,786	$314,343	$403,000	$164	$402,836
Selling, general and
administrative expenses	$69,489	$4,180	$65,309	$80,129	$(460)	$80,589
Goodwill impairment	$45,040	$45,040	$-	$5,487	$5,487	$-
Executive retirement	$-	$-	$-	$2,667	$2,667	$-
Operating (loss) profit	$(35,581)	$54,006	$18,425	$19,898	$7,858	$27,756
Net (loss) income	$(24,053)	$34,891	$10,838	$11,678	$4,825	$16,503
Net (loss) income per
diluted share	$(1.10)	$1.60	$0.50	$0.53	$0.22	$0.75

(In thousands)	Three Months Ended December 31, 2009			Three Months Ended December 31, 2008
	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP
Cost of sales	$80,234	$1,245	$78,989	$67,420	$164	$67,256
Selling, general and
administrative expenses	$19,158	$1,150	$18,008	$16,103	$1,157	$14,946
Goodwill impairment	$-	$-	$-	$5,487	$5,487	$-
Executive retirement	$-	$-	$-	$2,667	$2,667	$-
Operating profit (loss)	$5,177	$2,395	$7,572	$(15,116)	$9,475	$(5,641)
Net income (loss)	$2,904	$1,485	$4,389	$(9,210)	$5,721	$(3,489)
Net income (loss) per
diluted share	$0.13	$0.07	$0.20	$(0.43)	$0.26	$(0.16)

DREW INDUSTRIES INCORPORATED
RECONCILIATION OF GAAP TO NON-GAAP INFORMATION (continued)
(unaudited)

The following tables reconcile RV Segment and MH Segment operating profit (loss), goodwill impairment, other items, and operating (loss) profit for the twelve and three month periods ended December 31, 2009 and 2008 to these same items before the “extra” expenses and charges for goodwill impairment and executive retirement. The table is being provided for comparability between the twelve and three month periods ended December 31, 2009 and 2008.

(In thousands)	Year Ended December 31, 2009			Year Ended December 31, 2008
	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP
RV Segment operating profit	$20,029	$5,277	$25,306	$28,725	$825	$29,550
MH Segment operating profit	$4,277	$931	$5,208	$11,016	$404	$11,420
Goodwill impairment	$(45,040)	$45,040	$-	$(5,487)	$5,487	$-
Other items	$(2,875)	$2,758	$(117)	$(2,084)	$1,142	$(942)
Operating (loss) profit	$(35,581)	$54,006	$18,425	$19,898	$7,858	$27,756

(In thousands)	Three Months Ended December 31, 2009			Three Months Ended December 31, 2008
	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP
RV Segment operating profit (loss)	$7,215	$1,315	$8,530	$(3,123)	$511	$(2,612)
MH Segment operating profit	$1,718	$292	$2,010	$27	$326	$353
Goodwill impairment	$-	$-	$-	$(5,487)	$5,487	$-
Other items	$(788)	$788	$-	$(3,645)	$3,151	$(494)
Operating profit (loss)	$5,177	$2,395	$7,572	$(15,116)	$9,475	$(5,641)